Exhibit 99.1

[Cox Letterhead]

FOR IMMEDIATE RELEASE, OCTOBER 27, 2004

COX COMMUNICATIONS ANNOUNCES THIRD QUARTER
AND YEAR-TO-DATE FINANCIAL RESULTS FOR 2004

     ATLANTA - Cox Communications, Inc. (NYSE: COX) today reported financial results for the three and nine months ended September 30, 2004.

THIRD QUARTER HIGHLIGHTS

For the third quarter of 2004, Cox:

•	Ended the quarter with approximately 6.3 million basic video customers, up 0.4% from September 30, 2003.

•	Ended the quarter with over 6.6 million total customer relationships, up 1.4% from September 30, 2003.

•	Ended the quarter with approximately 12.3 million total RGUs, up 11% from September 30, 2003, driven by 25% growth in advanced-service RGUs year-over-year.

•	Added 72,868 Cox Digital Cable customers, ending the quarter with approximately 2.4 million digital cable customers, representing year-over-year customer growth of 14%. Cox Digital Cable is now available to 99% of the homes in Cox’s service areas with 37% penetration of our basic video customer base.

•	Added 184,446 high-speed Internet customers, the most Cox high-speed Internet customers ever added in a quarter. Cox ended the quarter with over 2.4 million high-speed Internet customers, representing year-over-year growth of 32%.

•	Added 82,596 Cox Digital Telephone customers, the most Cox Digital Telephone customers ever added in a quarter. Cox ended the quarter with over 1.2 million telephone customers, representing year-over-year growth of 33%.

•	Generated $566.3 million in cash flows provided by operating activities and $175.4 million in free cash flow (cash flows provided by operating activities less capital expenditures).

•	Generated 11% revenue growth during the quarter and 12% revenue growth during the nine months ended September 30, 2004, compared with the same periods in 2003.

•	Generated 14% operating income growth and 8% operating cash flow growth (operating income before depreciation and amortization and gains or losses on the sale of cable systems) during the quarter ended September 30, 2004 and 35% operating income growth and 14% operating cash flow growth during the nine months ended September 30, 2004, compared with the same periods in 2003. Excluding the impact of the litigation and hurricanes discussed under the heading Recent Events below, Cox would have generated 12% operating cash flow growth during the quarter ended September 30, 2004 and 15% operating cash flow growth during the nine months ended September 30, 2004, compared with the same periods in 2003.

RECENT EVENTS

     During the third quarter of 2004, Hurricanes Frances, Ivan and Jeanne caused significant damage in Florida. Cox’s two systems in Florida and one of its systems in Louisiana experienced varying levels of cable plant damage, business interruption and loss of customers. Cox is insured related to these losses, subject to a $5 million deductible amount. Cox believes that losses associated with these hurricanes in excess of the deductible will be recoverable under its insurance policies. As of September 30, 2004, Cox had met the overall deductible amount, which is reflected in the accompanying consolidated financial statements.

     On October 15, 2004, a verdict was delivered in the case of Gardner v. Cox Communications, Inc. and Cox Classic Cable, Inc. in the Probate Court of Galveston County, Texas. The verdict, which is subject to appeal, assesses damages against Cox in the amount of $16.4 million, plus pre-judgment interest and attorneys’ fees totaling approximately $5.6 million, arising out of an acquisition by TCA Cable of three cable systems formerly owned by the plaintiffs. At trial, plaintiffs claimed, among other things, that TCA Cable breached a letter of intent for the purchase of plaintiffs’ systems. Cox is successor to TCA Cable as a result of Cox’s 1999 acquisition of TCA Cable. Through September 30, 2004, Cox has incurred legal expenses of approximately $0.6 million in defending this action. Cox intends to appeal the verdict, and the ultimate outcome cannot be predicted at this time. These amounts are recorded within Loss on litigation in the accompanying Consolidated Statements of Operations.

     On October 19, 2004, Cox and Cox Enterprises, Inc. (CEI) announced that an agreement had been reached for CEI to acquire the outstanding publicly held minority shares of Cox for $34.75 per share. The transaction will be structured as a cash tender offer by CEI and Cox, followed by a merger. Upon completion of the transaction, anticipated to be mid-December, Cox will become a wholly owned subsidiary of CEI. As the next step in the process, CEI and Cox expect to commence a tender offer under the agreement in approximately one week. Consummation of the tender offer will be subject to certain conditions, including the condition that the majority of the publicly held minority interest shares are validly tendered and not withdrawn before the expiration of the tender offer.

2004 OUTLOOK

     Consistent with previously stated guidance, Cox still expects revenue growth of 11.5% to 12.5% over 2003. Operating cash flow growth will be at the low end of the previously stated range of 14% to 15% as a result of the costs associated with the Florida hurricanes and the accrual related to the adverse verdict, each described above. Without these two events, Cox would expect to end the year at the high end of the 14% to 15% operating cash flow growth range. Capital expenditures for 2004 are expected to be approximately $1.4 billion.

     Expected basic video customer growth over 2003 has been reduced from just under 1.0% to approximately 0.3%. Advanced-service RGU net additions are expected to be between 1.1 and 1.2 million, an increase in previously stated guidance of 1.0 to 1.1 million. In addition, Cox continues to expect to be free cash flow positive for the full year 2004.

     Operating cash flow and free cash flow are not financial measures calculated in accordance with accounting principles generally accepted in the United States (GAAP). For more information regarding these non-GAAP financial measures, please refer to the discussion under the heading Use of Operating Cash Flow and Free Cash Flow.

OPERATING RESULTS

Three months ended September 30, 2004 compared with three months ended September 30, 2003

     Total revenues for the third quarter of 2004 were $1.6 billion, an increase of 11% over the third quarter of 2003. This was primarily due to growth in advanced service subscriptions (which include digital cable, high-speed Internet access and telephony) and higher basic cable rates. An increase in Cox Business Services customers, as well as an increase in advertising sales, also contributed to overall revenue growth.

     Cost of services, which includes programming costs, other direct costs and field service costs, was $666.9 million for the third quarter of 2004, an increase of 8% over the same period in 2003. Programming costs increased 11% to $324.8 million, reflecting rate increases and customer growth. Other direct costs and field service costs in the aggregate increased 5% to $342.1 million, reflecting 25% growth in advanced-service RGUs over the last twelve months, partially offset by cost savings achieved through successful field service initiatives.

     Selling, general and administrative expenses were $343.9 million for the third quarter of 2004, an increase of 15% over the comparable period in 2003. This was due to a 12% increase in general and administrative expenses and a 22% increase in marketing expense. The increase in general and administrative expenses was primarily due to increased salaries and benefits and costs related to trials of new video and telephony products. Marketing expense increased primarily due to the launch of faster high-speed Internet service, new high-speed Internet tiers and new video products, as well as a 10% increase in costs associated with Cox Media, Cox’s advertising sales business.

     Operating income increased 14% to $183.8 million for the third quarter of 2004, and operating cash flow increased 8% to $584.7 million for the same period. Operating income margin (operating income as a percentage of revenues) was 11%, for the third quarter of 2004 and 2003. Operating cash flow margin (operating cash flow as a percentage of revenues) for the third quarter of 2004 was 36%, compared to 37% for the same period in 2003.

     Depreciation and amortization increased to $400.9 million from $382.1 million in the third quarter of 2003. This was due to an increase in depreciation from Cox’s continuing investment in its broadband network in order to deliver additional services.

     In August 2003, Cox terminated a series of prepaid forward contracts accounted for as zero-coupon debt. While these contracts were outstanding, changes in the market value of the Sprint PCS common stock associated with the contracts impacted the gain (loss) on derivative instruments. As a result of the termination of the contracts, the pre-tax loss on derivative instruments for the third quarter of 2004 was insignificant. For the third quarter of 2003, Cox recorded a $4.2 million pre-tax gain on derivative instruments primarily resulting from the change in the fair value of certain derivative instruments embedded in Cox’s zero-coupon debt that were indexed to shares of Sprint PCS common stock that Cox owned prior to the net settlement of the zero-coupon debt in August 2003.

     The net gain on investments of $43.7 million for the third quarter of 2003 was primarily due to:

•	$57.3 million pre-tax gain on the sale of 13.9 million shares of Sprint PCS common stock; partially offset by

•	$4.9 million pre-tax loss as a result of the change in market value of Cox’s investment in Sprint PCS common stock classified as trading; and

•	$8.8 million decline in the fair value of certain investments considered to be other than temporary.

     During the third quarter of 2003, Cox recorded a $443.8 million pre-tax loss on extinguishment of debt due to:

•	$412.8 million pre-tax loss resulting from the purchase of $1.8 billion aggregate principal amount of Cox’s exchangeable subordinated discount debentures due 2020

(the Discount Debentures) pursuant to Cox’s offer to purchase any and all Discount Debentures;

•	$29.5 million pre-tax loss resulting from the termination of Cox’s series of prepaid forward contracts to sell up to 19.5 million shares of Sprint PCS common stock; and

•	$1.5 million pre-tax loss resulting from the purchase of $250.0 million aggregate principal amount of Cox’s 6.15% Reset Put Securities due 2033 (the REPS).

     Net income for the third quarter of 2004 was $42.0 million compared to a net loss of $215.1 million for the third quarter of 2003. Basic and diluted net income per share for the third quarter of 2004 was $0.07. Excluding the impact of the adverse verdict and hurricanes discussed under the heading Recent Events, basic and diluted net income per share for the third quarter of 2004 would have been $0.11.

Nine months ended September 30, 2004 compared with nine months ended September 30, 2003

     Total revenues for the nine months ended September 30, 2004 were $4.8 billion, an increase of 12% over the nine months ended September 30, 2003. This was primarily due to growth in advanced service subscriptions (which include digital cable, high-speed Internet access and telephony) and higher basic cable rates. An increase in Cox Business Services customers, as well as an increase in advertising sales, also contributed to overall revenue growth.

     Cost of services was $1.9 billion for the nine months ended September 30, 2004, an increase of 9% over the same period in 2003. Programming costs increased 11% to $963.2 million, reflecting rate increases and customer growth. Other direct costs and field service costs in the aggregate increased 7% to $984.2 million, reflecting 25% growth in advanced-service RGUs over the last twelve months, partially offset by cost savings achieved through successful field service initiatives.

     Selling, general and administrative expenses were $1.0 billion for the nine months ended September 30, 2004, an increase of 12% over the comparable period in 2003. This was due to a 10% increase in general and administrative expenses and an 18% increase in marketing expense. The increase in general and administrative expenses was primarily due to increased salaries and benefits and costs related to trials of new video and telephony products. Marketing expense increased primarily due to the launch of faster high-speed Internet service, new high-speed Internet tiers and new video products, as well as a 9% increase in costs associated with Cox Media, Cox’s advertising sales business.

     Operating income increased 35% to $572.9 million for the nine months ended September 30, 2004, and operating cash flow increased 14% to $1.8 billion. Operating income margin for the nine months ended September 30, 2004 was 12%, compared to 10% for the same period in 2003. Operating cash flow margin was 37% for the nine months ended September 30, 2004 and 2003.

     Depreciation and amortization increased to $1.2 billion from $1.1 billion in the nine months ended September 30, 2003. This was due to an increase in depreciation from Cox’s continuing investment in its broadband network in order to deliver additional services.

     During the nine months ended September 30, 2004, Cox recorded a $5.0 million pre-tax loss on the sale of certain small, non-clustered cable systems in Oklahoma, Kansas, Texas and Arkansas, which in the aggregate consisted of approximately 53,000 basic cable subscribers. Certain subscriber data in the Summary of Operating Statistics table as of September 30, 2003 has been adjusted for this disposition, as further described in footnote (a) to the table.

     In August 2003, Cox terminated a series of prepaid forward contracts accounted for as zero-coupon debt. While these contracts were outstanding, changes in the market value of the Sprint PCS common stock associated with the contracts impacted the gain (loss) on derivative instruments. As a result of the termination of the contracts, the pre-tax loss on derivative instruments for the nine months ended September 30, 2004 was insignificant. For the nine months ended September 30, 2003, Cox recorded a $22.5 million pre-tax loss on derivative instruments primarily due to a $4.4 million pre-tax loss resulting from the change in the fair value of Cox’s net settleable warrants and an $18.7 million pre-tax loss resulting from the change in the fair value of certain derivative instruments embedded in Cox’s zero-coupon debt that were indexed to shares of Sprint PCS common stock that Cox owned prior to the net settlement of the zero-coupon debt in August 2003.

     Net gain on investments of $28.9 million for the nine months ended September 30, 2004 was primarily due to a $2.3 million pre-tax gain on the sale of all remaining shares of Sprint stock held by Cox, a $19.5 million pre-tax gain on the sale of 0.1 million shares of Sprint PCS preferred stock and a $7.3 million pre-tax gain on the sale of certain other non-strategic investments.

     Net gain on investments of $166.1 million for the nine months ended September 30, 2003 was primarily due to:

•	$154.5 million pre-tax gain on the sale of 46.8 million shares of Sprint PCS common stock;

•	$21.8 million pre-tax gain as a result of the change in market value of Cox’s investment in Sprint PCS common stock classified as trading; partially offset by

•	$9.6 million pre-tax decline in the fair value of certain investments considered to be other than temporary.

     During the nine months ended September 30, 2004, Cox recorded a $7.0 million pre-tax loss on extinguishment of debt due to the redemption of $14.6 million aggregate principal amount of Cox’s exchangeable subordinated debentures due 2029 (the PRIZES) and $0.1 million aggregate principal amount of Cox’s 3% exchangeable subordinated debentures due 2030 (the Premium PHONES), which represented all remaining outstanding PRIZES and Premium PHONES.

     For the nine months ended September 30, 2003, Cox recorded a $450.1 million pre-tax loss on extinguishment of debt due to:

•	$412.8 million pre-tax loss resulting from the purchase of $1.8 billion aggregate principal amount of the Discount Debentures pursuant to Cox’s offer to purchase any and all Discount Debentures;

•	$29.5 million pre-tax loss resulting from the termination of Cox’s series of prepaid forward contracts to sell up to 19.5 million shares of Sprint PCS common stock;

•	$1.5 million pre-tax loss resulting from the purchase of $250.0 million aggregate principal amount of REPS;

•	$10.2 million pre-tax loss resulting from the purchase of $422.7 million aggregate principal amount at maturity of Cox’s convertible senior notes due 2021 pursuant to the holders’ right to require Cox to purchase the convertible notes; partially offset by

•	$3.9 million pre-tax gain resulting from the purchase of $1.3 billion aggregate principal amount of the PRIZES and $274.9 million aggregate principal amount of the Premium PHONES pursuant to Cox’s offer to purchase any and all PRIZES and Premium PHONES.

     Net income for the nine months ended September 30, 2004 was $162.3 million compared to a net loss of $126.5 million for the nine months ended September 30, 2003. Basic and diluted net income per share for the nine months ended September 30, 2004 was $0.26 and $0.25, respectively. Excluding the impact of the adverse verdict and hurricanes discussed under the heading Recent Events, basic and diluted net income per share for the nine months ended September 30, 2004 would have been $0.30 and $0.29, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     Cox has included Consolidated Statements of Cash Flows for the nine months ended September 30, 2004 and 2003 as a means of providing more detail regarding the liquidity and capital resources discussion below. In addition, Cox has included a calculation of free cash flow in the Summary of Operating Statistics to provide additional detail regarding a measure of liquidity that Cox believes will be useful to investors in evaluating Cox’s financial performance. For further details, please refer to the Summary of Operating Statistics and discussion under the heading of Use of Operating Cash Flow and Free Cash Flow.

     Significant sources of cash for the nine months ended September 30, 2004 consisted of the following:

•	the generation of net cash provided by operating activities of approximately $1.4 billion;

•	net commercial paper borrowings of approximately $203.7 million;

•	the sale of 0.1 million shares of Sprint PCS preferred stock for net proceeds of approximately $56.9 million;

•	the sale of certain small, non-clustered cable systems in Oklahoma, Kansas, Texas and Arkansas for net proceeds of approximately $53.1 million;

•	the sale of certain other non-strategic investments for proceeds of approximately $10.3 million; and

•	the sale of all remaining shares of Sprint stock for net proceeds of approximately $3.0 million.

     Significant uses of cash for the nine months ended September 30, 2004 consisted of the following:

•	the purchase of the minority interest in TCA Cable Partners for cash consideration of approximately $153.0 million, as discussed below;

•	the repayment of Cox’s $375 million 7.5% notes due August 15, 2004 upon their maturity;

•	the repayment of Cox’s $100 million 6.69% medium-term notes due September 20, 2004 upon their maturity;

•	the purchase of $19.0 million aggregate principal amount at maturity of Cox’s convertible senior notes due 2021 that had been properly tendered and not withdrawn, for aggregate cash consideration of $13.9 million, which represented the accreted value of the purchased notes and all remaining outstanding convertible notes;

•	the purchase of $14.6 million aggregate principal amount of the PRIZES and $0.1 million aggregate principal amount of the Premium PHONES, which represented all remaining outstanding PRIZES and Premium PHONES, for aggregate cash consideration of $14.7 million; and

•	capital expenditures of $1.0 billion. Please refer to the Summary of Operating Statistics for a break out of capital expenditures in accordance with industry guidelines.

     At September 30, 2004, Cox had approximately $6.7 billion of outstanding indebtedness. Derivative adjustments in accordance with Statement of Financial Accounting Standards (SFAS) No. 133 reduced the reported debt balance at September 30, 2003 by approximately

$72.1 million to approximately $7.0 billion. As a result of Cox’s purchase of its exchangeable subordinated debentures, net settlement of its zero-coupon debt and sales of Sprint PCS stock during 2003, SFAS No. 133 adjustments did not significantly impact reported indebtedness at September 30, 2004 and are not expected to be material in the future.

     In September 2004, Cox purchased DR Partners’ 25% interest in TCA Cable Partners, pursuant to the partnership agreement, for cash consideration of approximately $153.0 million. TCA Cable Partners was a general partnership owned 75% by Cox (indirectly through subsidiaries) and 25% by DR Partners, operating cable systems in the Southwest, mainly Arkansas, serving approximately 260,000 customers.

USE OF OPERATING CASH FLOW AND FREE CASH FLOW

     Operating cash flow and free cash flow are not measures of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Operating cash flow is defined as operating income before depreciation and amortization and gain (loss) on the sale of cable systems. Free cash flow is defined as cash provided by operating activities less capital expenditures.

     Cox’s management believes that presentation of these measures provides useful information to investors regarding Cox’s financial condition and results of operations. Cox believes that operating cash flow, operating cash flow margin and free cash flow are useful to investors in evaluating its performance because they are commonly used financial analysis tools for measuring and comparing media companies in several areas of liquidity, operating performance and leverage. Both operating cash flow and free cash flow are used to gauge Cox’s ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. In addition, management uses operating cash flow to monitor compliance with certain financial covenants in Cox’s credit agreements, and it is used as a factor in determining executive compensation. Additionally, Cox’s management believes it is appropriate to report operating cash flow and net income per share as adjusted for the impact of an adverse verdict and the Florida hurricanes, as the ability to assess Cox’s ongoing operating performance excluding non-recurring items is useful to investors.

     Operating cash flow and free cash flow should not be considered as alternatives to net income as indicators of Cox’s aggregate performance or as alternatives to net cash provided by operating activities as measures of liquidity and may not be comparable to similarly titled measures used by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures on a historical basis are presented under the headings Reconciliation of Operating Cash Flow to Operating Income and Reconciliation of Free Cash Flow to Cash Provided by Operating Activities in the attached financial tables. Cox is unable to reconcile these non-GAAP measures on a forward-looking basis primarily because it is impractical to project the timing of certain transactions, such as the initiation of depreciation relative to network construction projects.

Caution Concerning Forward-Looking Statements

     Statements in this release, including statements relating to growth opportunities, revenue and cash flow projections and introduction of new products and services, are “forward-looking statements”. These statements relate to Cox’s future plans, earnings, objectives, expectations, performance and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the broadband communications industry, our ability to achieve anticipated subscriber and revenue growth, our success in implementing new services and other operating initiatives, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cox’s filings with the Securities and Exchange Commission, including Cox’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2002. Cox assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Pre-commencement Communication

     The information in this press release under Recent Events regarding CEI’s planned tender offer for Cox shares it does not own is intended for informational purposes only and is not an offer to buy, a solicitation of an offer to sell or a recommendation to sell any shares of Cox Communications Class A common stock. The solicitation of offers to sell Cox shares will only be made pursuant to a tender offer statement on Schedule TO and an offer to purchase and related materials. Cox stockholders and other interested parties are urged to read the tender offer statement on Schedule TO, the offer to purchase and Cox Communications’ solicitation/recommendation statement on Schedule 14D-9 and other relevant documents filed with the SEC by CEI and Cox Communications when they become available because they will contain important information. Cox stockholders will be able to obtain such documents free of charge at the SEC’s web site: www.sec.gov or from Cox at 1400 Lake Hearn Drive, Atlanta, GA 30319, Attn: Corporate Communications.

About Cox Communications

     Cox Communications (NYSE: COX), a Fortune 500 company, is a multi-service broadband communications company with approximately 6.6 million total customers, including 6.3 million basic cable subscribers. The nation’s third-largest cable television provider, Cox offers both analog cable television under the Cox Cable brand as well as advanced digital video service under the Cox Digital Cable brand. Cox provides an array of other communications and entertainment services, including local and long distance telephone under the Cox Digital Telephone brand; high-speed Internet access under the Cox High Speed Internet brand; and commercial voice and data services via Cox Business Services. Local cable advertising, promotional opportunities and production services are sold under the Cox MediaSM brand. Cox is an investor in programming networks including Discovery Channel. More information about Cox Communications can be accessed on the Internet at www.cox.com <http://www.cox.com>.

Contact Information

Lacey Lewis, Vice President of Investor Relations
(404) 269-7608, lacey.lewis@cox.com

Bobby Amirshahi, Director of Media Relations
(404) 843-7872, bobby.amirshahi@cox.com

(See attached financial information)

Cox Communications, Inc.
Consolidated Statements of Operations
(Unaudited)
(Thousands of Dollars, excluding per share data)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2004	2003	Change	2004	2003	Change
Revenues
Residential
Video	$964,067	$918,762	5%	$2,875,612	$2,725,605	6%
Data	283,941	226,949	25%	812,169	631,867	29%
Telephony	147,344	119,950	23%	425,415	343,138	24%
Other	24,176	21,675	12%	77,019	61,532	25%

Total residential revenues	1,419,528	1,287,336	10%	4,190,215	3,762,142	11%
Commercial	90,605	73,299	24%	260,126	209,933	24%
Advertising	107,926	99,533	8%	303,315	278,314	9%

Total revenues	1,618,059	1,460,168	11%	4,753,656	4,250,389	12%
Costs and expenses
Cost of services	666,924	617,013	8%	1,947,367	1,786,926	9%
Selling, general and administrative expenses	343,852	299,693	15%	1,015,736	908,432	12%
Loss on litigation	22,600	—	—	22,600	—	—

Total costs and expenses	1,033,376	916,706	13%	2,985,703	2,695,358	11%

Operating cash flow	584,683	543,462	8%	1,767,953	1,555,031	14%
Depreciation and amortization	400,871	382,053	5%	1,190,051	1,130,647	5%
Loss (gain) on sale of cable systems	—	—	—	5,021	(469)	—

Operating income	183,812	161,409	14%	572,881	424,853	35%
Interest expense	(96,998)	(116,593)	(17%)	(289,201)	(370,652)	(22%)
(Loss) gain on derivative instruments, net	(43)	4,182	(101%)	(97)	(22,518)	(100%)
(Loss) gain on investments, net	(204)	43,674	(100%)	28,931	166,069	(83%)
Equity in net losses of affiliated companies	(1,130)	(3,171)	(64%)	(1,325)	(9,689)	(86%)
Loss on extinguishment of debt	—	(443,806)	(100%)	(7,006)	(450,069)	(98%)
Other, net	(1,431)	75	—	(3,198)	(882)	—

Income (loss) before income taxes and minority interest	84,006	(354,230)	(124%)	300,985	(262,888)	—
Income tax expense (benefit)	41,415	(140,379)	(130%)	137,437	(141,475)	—

Income (loss) before minority interest	42,591	(213,851)	(120%)	163,548	(121,413)	—
Minority interest, net of tax	(631)	(1,215)	(48%)	(1,203)	(5,129)	(77%)

Net income (loss)	$41,960	$(215,066)	(120%)	$162,345	$(126,542)	—

Basic weighted-average shares outstanding	632,605,996	620,340,892		625,044,058	620,273,775
Basic net income (loss) per share	$0.07	$(0.35)		$0.26	$(0.20)
Diluted weighted-average shares outstanding	633,761,072	620,340,892		637,041,456	620,273,775
Diluted net income (loss) per share	$0.07	$(0.35)		$0.25	$(0.20)

NOTE: Certain amounts in the 2003 financial statements have been reclassified for comparison purposes.

Cox Communications, Inc.
Consolidated Balance Sheets
(Unaudited)
(Thousands of Dollars)

	September 30	December 31
	2004	2003
Assets
Current assets
Cash	$137,313	$83,841
Accounts and notes receivable, less allowance for doubtful accounts of $26,669 and $26,175	383,981	370,832
Other current assets	129,241	131,106

Total current assets	650,535	585,779

Net plant and equipment	7,739,990	7,907,561
Investments	58,901	109,380
Intangible assets	16,185,669	15,697,495
Other noncurrent assets	85,936	117,361

Total assets	$24,721,031	$24,417,576

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued expenses	$749,833	$778,708
Other current liabilities	402,030	450,553
Current portion of long-term debt	56,071	48,344
Amounts due to CEI	12,581	3,980

Total current liabilities	1,220,515	1,281,585

Deferred income taxes	6,637,029	6,388,970
Other noncurrent liabilities	224,891	164,070
Long-term debt, less current portion	6,615,707	6,963,456

Total liabilities	14,698,142	14,798,081

Minority interest in equity of consolidated subsidiaries	—	139,519
Shareholders’ equity
Series A preferred stock - liquidation preference of $22.1375 per share, $1 par value; 10,000,000 shares of preferred stock authorized; shares issued and outstanding: 0 and 4,836,372	—	4,836
Class A common stock, $1 par value; 671,000,000 shares authorized; shares issued: 610,642,602 and 598,481,602; shares outstanding: 605,110,097 and 592,958,582	610,642	598,482
Class C common stock, $1 par value; 62,000,000 shares authorized; shares issued and outstanding: 27,597,792	27,598	27,598
Additional paid-in capital	4,934,737	4,545,635
Retained earnings	4,662,966	4,500,621
Accumulated other comprehensive income	20	15,548
Class A common stock in treasury, at cost: 5,532,505 and 5,523,020 shares	(213,074)	(212,744)

Total shareholders’ equity	10,022,889	9,479,976

Total liabilities and shareholders’ equity	$24,721,031	$24,417,576

Cox Communications, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(Thousands of Dollars)

	Nine Months
	Ended September 30
	2004	2003
Cash flows from operating activities
Net income (loss)	$162,345	$(126,542)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,190,051	1,130,647
Loss (gain) on sale of cable systems	5,021	(469)
Deferred income taxes	121,478	(518,226)
Loss on derivative instruments, net	97	22,518
Gain on investments, net	(28,931)	(166,069)
Equity in net losses of affiliated companies	1,325	9,689
Loss on extinguishment of debt	7,006	450,069
Minority interest, net of tax	1,203	5,129
Other	11,253	100,948
(Increase) decrease in accounts and notes receivable	(14,343)	7,288
Decrease in other assets	4,595	38,709
Increase (decrease) in accounts payable and accrued expenses	6,108	(41,213)
(Decrease) increase in taxes payable	(16,549)	447,791
(Decrease) increase in other liabilities	(26,925)	8,800

Net cash provided by operating activities	1,423,734	1,369,069

Cash flows from investing activities
Capital expenditures	(1,008,745)	(1,045,579)
Investments in affiliated companies, net	(17,356)	(16,651)
Proceeds from the sale of investments	70,230	246,416
Decrease in amounts due from CEI, net	—	21,109
Proceeds from the sale of cable systems	53,076	822
Acquisition of minority interest	(153,016)	—
Other, net	43,766	(1,508)

Net cash used in investing activities	(1,012,045)	(795,391)

Cash flows from financing activities
Commercial paper borrowings, net	203,732	234,941
Proceeds from issuance of debt, net of debt issuance costs	—	1,330,831
Repayment of debt	(562,664)	(2,267,371)
Proceeds from exercise of stock options	3,347	4,896
Increase in amounts due to CEI, net	8,601	5,240
Payment to repurchase remarketing option	—	(43,734)
Other, net	(11,233)	2,918

Net cash used in financing activities	(358,217)	(732,279)

Net increase (decrease) in cash	53,472	(158,601)
Cash at beginning of period	83,841	228,704

Cash at end of period	$137,313	$70,103

NOTE: Certain amounts in the 2003 financial statements have been reclassified for comparison purposes.

Cox Communications, Inc.
Reconciliation of Operating Cash Flow to Operating Income
(Unaudited)
(Thousands of Dollars)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
Operating cash flow	$584,683	$543,462	$1,767,953	$1,555,031
Depreciation and amortization	(400,871)	(382,053)	(1,190,051)	(1,130,647)
(Loss) gain on sale of cable system	—	—	(5,021)	469

Operating income	$183,812	$161,409	$572,881	$424,853

Cox Communications, Inc.
Reconciliation of Operating Cash Flow, As Adjusted to Operating Cash Flow
(Unaudited)
(Thousands of Dollars)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
Operating cash flow, as adjusted	$611,283	$543,462	$1,794,553	$1,555,031
Litigation and Florida hurricanes (a)	(26,600)	—	(26,600)	—

Operating cash flow, as reported above	$584,683	$543,462	$1,767,953	$1,555,031

Cox Communications, Inc.
Reconciliation of Free Cash Flow to Cash Provided by Operating Activities
(Unaudited)
(Thousands of Dollars)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
Free cash flow	$175,438	$167,514	$414,989	$323,490
Capital expenditures	390,876	382,687	1,008,745	1,045,579

Net cash provided by operating activities	$566,314	$550,201	$1,423,734	$1,369,069

Cox Communications, Inc.
Reconciliation of Net Income Per Share, As Adjusted to Net Income Per Share
(Unaudited)
(Thousands of Dollars)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
Basic net income (loss) per share, as adjusted	$0.11	$(0.35)	$0.30	$(0.20)
Litigation and Florida hurricanes (a)	(0.04)	0.00	(0.04)	0.00

Basic net income (loss) per share	$0.07	$(0.35)	$0.26	$(0.20)

Diluted net income (loss) per share, as adjusted	$0.11	$(0.35)	$0.29	$(0.20)
Litigation and Florida hurricanes (a)	(0.04)	0.00	(0.04)	0.00

Diluted net income (loss) per share	$0.07	$(0.35)	$0.25	$(0.20)

(a)	For a more detailed discussion of these non-recurring items, see “Recent Events”.

Cox Communications, Inc.
Summary of Operating Statistics

Core Video

	September 30	June 30	September 30
	2004	2004	2003 (a)
Customer Relationships
Basic Video Customers (b)	6,280,990	6,262,688	6,254,781
Non-Video Customers (c)	334,809	322,152	271,893

Total Customer Relationships (d)	6,615,799	6,584,840	6,526,674
Revenue Generating Units
Basic Video Customers (b)	6,280,990	6,262,688	6,254,781
Advanced Services	5,998,192	5,658,282	4,812,784

Total Revenue Generating Units	12,279,182	11,920,970	11,067,565
Video Homes Passed	10,518,608	10,441,754	10,258,407
Basic Video Penetration	59.7%	60.0%	61.0%

Cox Digital Cable

	September 30	June 30	September 30
	2004	2004	2003 (a)
Digital Cable Ready Homes Passed	10,445,107	10,381,012	10,091,803
Customers	2,351,391	2,278,523	2,058,128
Penetration of Customers to Basic Video Customers	37.4%	36.4%	32.9%
Quarterly Net Additions	72,868	60,351	121,624

High-Speed Internet Access

	September 30	June 30	September 30
	2004	2004	2003 (a)
High-Speed Internet Access Ready Homes Passed	10,405,904	10,343,363	10,084,789
Customers	2,430,555	2,246,109	1,842,921
Penetration of Customers to High-Speed Internet Access Ready Homes Passed	23.4%	21.7%	18.3%
Quarterly Net Additions	184,446	97,517	169,190

Cox Digital Telephone

	September 30	June 30	September 30
	2004	2004	2003
Telephony Ready Homes Passed	5,943,524	5,461,632	4,712,359
Customers	1,216,246	1,133,650	911,735
Penetration of Customers to Telephony Ready Homes Passed	20.5%	20.8%	19.3%
Quarterly Net Additions	82,596	66,265	73,018

Bundled Customers

	September 30	June 30	September 30
	2004	2004	2003
Customers subscribing to two or more services	2,640,161	2,473,373	2,093,620
Penetration of Bundled Customers to Basic Video Customers	42.0%	39.5%	33.5%

Cox Communications, Inc.
Summary of Operating Statistics - Continued

Average Monthly Churn (e)

	September 30	September 30
	2004	2003
Basic Video	2.7%	2.6%
Digital Cable	4.3%	4.6%
High-Speed Internet	3.1%	2.9%
Telephony	3.0%	3.0%

Comparative Operating Statistics

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2004	2003	2004	2003
Operating Cash Flow Margin	36.1%	37.2%	37.2%	36.6%
Operating Cash Flow Margin, as adjusted (f)	37.8%	37.2%	37.8%	36.6%
Capital Expenditures (thousands of dollars)	$390,876	$382,687	$1,008,745	$1,045,579
Operating Cash Flow per Basic Video Customer (g)	93.09	86.89	281.48	248.61
Capital Expenditures per Basic Video Customer (h)	62.23	61.18	160.60	167.16

Capital Expenditures

	Three Months Ended		Nine Months Ended
	(Thousands of Dollars)
	September 30	September 30	September 30	September 30
	2004	2003	2004	2003
Customer premise equipment	$148,220	$154,555	$391,664	$427,083
Commercial spending	28,282	18,475	75,351	57,806
Scalable infrastructure	49,970	40,507	141,551	99,681
Line extensions	44,153	39,929	127,242	121,379
Upgrade/Rebuild	23,766	56,415	63,660	166,311
Support capital	96,485	72,806	209,277	173,319

Total capital expenditures	$390,876	$382,687	$1,008,745	$1,045,579

Free Cash Flow Calculation (i)

	Three Months Ended		Nine Months Ended
	(Thousands of Dollars)
	September 30	September 30	September 30	September 30
	2004	2003	2004	2003
Operating cash flow (i)	$584,683	$543,462	$1,767,953	$1,555,031
Less capital expenditures	(390,876)	(382,687)	(1,008,745)	(1,045,579)
Plus cash change in working capital (j)	60,207	15,948	(52,051)	17,338

Operating free cash flow	254,014	176,723	707,157	526,790
Less cash paid for interest	(70,404)	(79,778)	(259,015)	(272,753)
Less cash paid for taxes	(8,172)	70,569	(33,153)	69,453

Free cash flow	$175,438	$167,514	$414,989	$323,490

Cox Communications, Inc.
Summary of Operating Statistics - Continued

(a) Core Video, Cox Digital Cable and High-Speed Internet Access operating statistics as of September 30, 2003 have been adjusted for the sale of certain cable systems in the second quarter of 2004.

(b) The number of customers who receive primary analog or digital video service. Additional outlets are not counted.

(c) The number of customers who receive high-speed Internet access or telephony service, but do not subscribe to video service.

(d) The number of customers who receive at least one level of service, encompassing video, data and telephony services, without regard to which service(s) customers purchase.

(e) The number of customers who disconnect a particular product in a twelve-month period divided by the sum of customers for such product category at the beginning of each month for such twelve-month period. Churn does include disconnects related to moves and transfers but does not include disconnects that do not result in an interruption of service, such as account corrections and migration between service levels.

(f) Operating Cash Flow Margin, as adjusted excludes the impact of the litigation and Florida hurricanes. For a more detailed discussion of these non-recurring items, see “Recent Events”. For a reconciliation of this non-GAAP measure to the most comparable GAAP measure, see the information presented under “Reconciliation of Operating Cash Flow, as adjusted to Operating Cash Flow” and “Reconciliation of Operating Cash Flow to Operating Income” in these financial tables.

(g) Operating cash flow per basic video customer is calculated by dividing operating cash flow for the respective period by basic video customers as of the end of the period.

(h) Capital expenditures per basic video customer is calculated by dividing capital expenditures for the respective period by basic video customers as of the end of the period.

(i) Free cash flow and operating cash flow are not measures of performance calculated in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, see the information presented under “Reconciliation of Operating Cash Flow to Operating Income” and “Reconciliation of Free Cash Flow to Cash Provided by Operating Activities” in these financial tables.

(j) Cash change in working capital is calculated based on the cash flow changes in current assets and liabilities, excluding changes related to interest and taxes.